EXHIBIT A

AGREEMENT OF JOINT FILING

                     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any amendments thereto, with respect to the Common Stock, par value $0.01 per share, of Viewlocity, Inc. and that such agreement be included as an exhibit to such filing.

                     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

                     IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of April 28, 2003.

SOFTBANK CAPITAL PARTNERS LLC
By:	/s/ Ronald D. Fisher

	Name: Title:	Ronald D. Fisher Managing Member

SB CAPITAL MANAGERS LLC
By:	/s/ Ronald D. Fisher

	Name: Title:	Ronald D. Fisher Manager and Investment Manager

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